                                                                Exhibit 99.26(l)

Securian Financial Group, Inc.
400 Robert Street North
St. Paul, MN 55101-2098
www.securian.com
651.665.3500

                                                                 [SECURIAN LOGO]

August 28, 2012

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota  55101

Re:  Minnesota Life Insurance Company
     Minnesota  Life  Individual  Variable  Universal  Life  Policy

Dear Sir or Madam:

This opinion is furnished in connection with the filing of the Registration Statement on Form N-6 ("Registration Statement") which covers premiums expected to be received under the Minnesota Life Premier Variable Universal Life Insurance Policy ("Policies") on the form referenced above and offered by
Minnesota Life Insurance Company.   The prospectus included in the Registration
Statement describes policies which will be offered by Minnesota Life, after the Registration Statement is declared effective, in each state where they have been
approved by appropriate state insurance authorities.   The policy form was
prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto.

In my opinion the illustrations of death benefits, accumulation values and accumulated premiums for the Policy, fully illustrated in the Statement of Additional Information, Item 25, entitled "Illustrations," based upon the assumptions stated, are consistent with the provisions of the Policies and
Minnesota Life's administrative procedures.   The rate structure of the Policies
has not been designed so as to make the relationship between premiums and benefits, as shown in the SAI, Item 25, "Illustrations," appear to be correspondingly more favorable to a prospective purchaser of a Policy for males age 35 than to prospective purchasers of Polices for a male at other ages or for
a female at other ages.   The illustrations are based on a commonly used rating
classification and premium amounts and ages appropriate for the markets in which the Policies are sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Robert J. Ehren

Robert J. Ehren, FSA, CLU
Senior Vice President, Life Product Manufacturing

RJE:tmy

Securian Financial Group provides financial security for individuals and businesses through its subsidiaries including Minnesota Life Insurance Company, Advantus Capital Management, Securian Financial Services and Securian Trust Company.
F62483   02-2005